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                              EXHIBITS 5.1 AND 23.1

                              ATLAS PEARLMAN, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301


                                February 13, 2002


CyberCare, Inc.
2500 Quantum Lakes Drive
Suite 1000
Boynton Beach, FL  33426

      RE: REGISTRATION STATEMENT ON FORM S-8 (THE "REGISTRATION STATEMENT") CYBERCARE, INC. (THE "COMPANY")

Gentlemen:

      This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission in connection with the registration for public resale of an aggregate of 400,666 shares (the "Registerable Shares") of the Company's common stock, $.0025 par value per share ("Common Stock"), issuable upon exercise of non-qualified options granted to three persons who were employees of the Company at the time of grant.

      In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing grant of the options and issuance of the Common Stock upon exercise thereof; (c) the Registration Statement and the exhibits thereto; (d) the agreements under which the options were granted; and (e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

      Based upon and subject to the foregoing, we are of the opinion that the Registerable Shares, when issued and upon payment of the agreed upon consideration therefor, will be validly issued, fully paid and non-assessable.


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      We acknowledge that, as disclosed in the Registration Statement under the caption "Legal Matters", our firm owns 168,000 shares of the Company's Common Stock.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.



                                   Sincerely,

                                   ATLAS PEARLMAN, P.A.

                                   /s/ Atlas Pearlman, P.A